EXHIBIT 10.7

LNG LEASE AGREEMENT

This LNG LEASE AGREEMENT (the “Agreement”) is entered into this 24th day of June, 2008 (“Effective Date”) by Cheniere Marketing, Inc., a Delaware corporation with its principle offices located at 700 Milam Street, Suite 500, Houston, Texas (“LESSOR”), and Sabine Pass LNG, L.P., a Delaware partnership with its principle offices located at 700 Milam Street, Suite 800, Houston, Texas (“LESSEE”). LESSOR or LESSEE may be referred to herein individually as a “Party”, and together as the “Parties”.

WHEREAS, LESSOR is engaged in the business of procuring cargoes of liquefied natural gas (“LNG”) from multiple international suppliers for delivery to LNG regasification terminals;

WHEREAS, LESSEE owns and operates that certain LNG regasification terminal located on the Sabine Neches Waterway in Cameron Parish, Louisiana (the “Terminal”);

WHEREAS, the Parties have entered into that certain Amended and Restated LNG Terminal Use Agreement, dated November 9, 2006, as amended (the “TUA.”) pursuant to which LESSEE provides certain terminal services (“Services”) to LESSOR, permitting LESSOR to deliver LNG to the Terminal and to receive regasified LNG for redelivery as natural gas;

WHEREAS, LESSEE from time to time desires to lease LNG for certain purposes required for the testing, commissioning, and efficient operation of the Terminal, and LESSOR desires to lease such LNG to LESSEE.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, LESSOR and LESSEE agree as follows:

1.	Lease of LNG. Pursuant to the terms of this Agreement, LESSEE may request, and LESSOR shall provide, LNG for use at the Terminal for the purposes set forth in Paragraph 2 (“Lease LNG”). Requests for Lease LNG shall be made to LESSOR pursuant to Paragraph 3 of this Agreement. Payment for the use of Lease LNG shall be made pursuant to Paragraph 14 of this Agreement.

2.	Permitted Uses of Lease LNG. LESSEE shall be permitted to use Lease LNG for the purposes of Terminal piping, tank, and equipment cool down and commissioning, performance testing of process equipment and ancillary support systems, and long-term thermal stabilization of the Terminal. LESSEE shall be permitted to cause Lease LNG to be regasified in its process equipment, and to allow it to be regasified naturally as a result of the cooldown and thermal stabilization process. LESSEE shall also be permitted to consume a portion of Lease LNG as process fuel. All remaining Lease LNG shall be returned to LESSOR in the form of regasified LNG and shall be redelivered to LESSOR by LESSEE at any point of interconnection between the Terminal and an interstate natural gas transmission pipeline (the “Delivery Point”), as may be specified from time to time by LESSOR. In the event that any Lease LNG is lost by LESSEE, the provisions of Paragraph 12 shall apply.

3.	Requests for Cargoes. LESSEE shall have the right from time to time to request that LESSOR provide cargoes of LNG for use by LESSEE pursuant to the terms of this Agreement. LESSOR shall obtain market quotations for the acquisition and delivery of LNG cargoes along with information relating to delivery dates, quantity, and quality. LESSEE shall choose the LNG cargo(es) LESSEE desires to lease from LESSOR, and shall execute a Lease Confirmation in substantially the form set forth in Exhibit A.

4.	Acquisition of Cargoes. Upon receipt by LESSOR of a duly executed Lease Confirmation by LESSEE, LESSOR shall use commercially reasonable efforts to purchase and cause such LNG cargo to be delivered to the Terminal. Once purchased and scheduled for delivery by LESSOR, LNG acquired pursuant to this Paragraph 4 shall become “Lease LNG”. Upon the delivery of such Lease LNG to the Terminal, LESSEE shall have the custody and use of the Lease LNG pursuant to Paragraph 2 of this agreement. Unless otherwise stated herein, title to such Lease LNG shall at all times remain with LESSOR. LESSOR hereby grants to LESSEE a first-priority purchase-money security interest in and to the Lease LNG, which shall be automatically removed and extinguished, without further action of the Parties, with respect to any of the Lease LNG at the time that the resulting regasified LNG is redelivered to LESSOR as part of the Redelivery Quantity.

5.	Acquired Cargoes. The cargoes specified in Exhibit B have been previously requested by LESSEE, acquired by LESSOR, and have been leased by LESSEE pursuant to the terms of this Agreement.

6.	Lease Payment. LESSEE shall pay LESSOR nine decimal eight U.S. cents ($0.098) per MMBtu delivered quantity of LNG in each LNG cargo, as measured at the receiving flange of the Terminal (“Lease Fee”) and shall assume full price risk of the purchase and sale of Lease LNG, and to the extent requested by LESSOR, shall finance activities hereunder according to Paragraph 8, as full compensation for the lease services provided hereunder. All payments arising hereunder shall be made according to the provisions of Paragraph 14.

7.	Receipt of LNG cargoes. Notwithstanding any provision of the TUA, LESSEE agrees to provide, at its sole cost and expense, any and all Terminal Services that may be required for the unloading, storage, and regasification of any full or partial LNG cargo containing Lease LNG. The unloading, storage, regasification, and redelivery of the Lease LNG shall not be deemed to be services performed under the TUA, and the quantity of services available to LESSOR under the TUA shall not be adversely impacted by the existence of any Lease LNG, including the utilization of storage capacity for Lease LNG. The Parties hereto agree that in order to simplify the receipt of Lease LNG hereunder, the processes and procedures contemplated for delivery and receipt of LNG under the TUA shall apply to any LNG cargo containing Lease LNG as if such LNG cargo were being delivered to the Terminal for the account of LESSOR under the TUA. LESSOR will use commercially reasonable efforts to cause the LNG vessel owner delivering Lease LNG to the Terminal to execute the Port Liability Agreement specified in the TUA prior to the loading of the LNG.

8.

Cargo Financing and Price Risk Management Activities. Upon request of LESSOR, LESSEE agrees to fund the LNG cargo acquisition activities described in Paragraph 4 above and the price risk management activities described in Paragraph 9 at no cost to

LESSOR. Such funding shall include, without limitation: the cost of purchasing and securing credit support for the purchasing of Lease LNG, including shipping and other transportation and delivery charges; the financing and funding of settlements and of any initial, variation, or maintenance margin, that may be required for the financial hedging of Lease LNG or the physical sale of regasified Lease LNG; and the costs associated with securing downstream services for the transportation and storage of regasified Lease LNG prior to final sale.

9.	Hedging of Price Risk. Upon request of, and at the final discretion of, LESSEE, LESSOR agrees to design strategies and to enter into commercially reasonable price risk hedges using financial derivatives, physical sales agreements, pipeline transportation, and other agreements usual and customary in the natural gas marketing business to mitigate the price risk of Lease LNG which are available to and at the disposal of LESSOR. LESSOR agrees to review its price risk mitigation plans with LESSEE periodically, but in any case prior to entering into, material transactions for the mitigation of price risk hereunder, as such plans may be modified from time to time. LESSOR shall use brokerage agreements, transportation contracts, physical and financial master agreements, and other enabling agreements in its portfolio in the execution of price risk management strategies hereunder.

10.	Inventory Policy. The Parties agree that for the purposes of tracking the quantity of Lease LNG hereunder, and for allocating the proceeds of price risk management strategies, LESSOR shall utilize its “Entegrate” position management system, and shall track inventory additions and sales using a “first-in, first-out” inventory policy, on the basis of the date of delivery of each cargo containing Lease LNG. At all times during the term of this Agreement, LESSEE shall be entitled to examine reports produced by the “Entegrate” system, but in all cases the “Entegrate” system shall be the system of record for all transactions undertaken hereunder.

11.

Regasification of Lease LNG. Pursuant to the permitted uses of Lease LNG set forth in Paragraph 2, LESSEE shall have the right from time to time to specify that LESSOR receive quantities of regasified Lease LNG from LESSEE. In order to establish the quantity of Lease LNG to be delivered to LESSOR (“Redelivery Quantity”) for each day of an ICE Next Day Period, LESSEE shall nominate to LESSOR, by no later than the Nomination Deadline, the Redelivery Quantity which LESSEE desires to deliver to LESSOR for each day of the ICE Next Day Period. The quantity of regasified Lease LNG set forth in LESSEE’s nomination given by the Nomination Deadline for an ICE Next Day Period shall be the Redelivery Quantity for each Day of the ICE Next Day Period. By no later than the first day of each month during the ICE Next Day Period, LESSEE shall give LESSOR an estimate of the Redelivery Quantity that LESSEE expects to make available for delivery hereunder during each day of the month. Each such estimate will be updated throughout the month as LESSEE has better information and if the Redelivery Quantity is expected to change materially from the prior estimate. For the purposes of this paragraph, the term: “ICE” means Intercontinental Exchange, Inc.; “ICE Trading Platform” means the electronic trading platform owned or operated by ICE on which participants may trade natural gas; “ICE Next Day Period” means a Day or group of consecutive bays on which natural gas can be bought and sold, and delivered, under transactions entered into by participants on the related Next Day Trading Day utilizing the ICE Trading Platform, as such Day or group of Days are established by ICE from time to time; “Next Day Trading Day” means the day on which ICE permits participants, utilizing the ICE Trading Platform, to actually enter into transactions involving the sale of natural gas for delivery during an ICE Next Day Period; and “Nomination Deadline” shall mean 7:30 am., Central Time in Houston, Texas, on the Next Day Trading Day pertaining to the applicable ICE Next Day Period.

12.	Loss of Lease LNG. In the event that Lease LNG is irretrievably lost and cannot be redelivered to LESSOR, or is consumed at the Terminal as process fuel, LESSEE shall be obligated to bear the cost of such lost Lease LNG. In the event of a loss of Lease LNG, LESSEE shall notify LESSOR and shall compensate LESSOR for all reasonable and documented costs of such lost Lease LNG. To the event that all or a portion of the costs of such lost Lease LNG was financed by LESSEE, LESSOR’s repayment obligation shall automatically be reduced by an amount equal to the cost of the lost Lease LNG including its proportionate share of any shipping costs, taxes, and port charges incurred or paid by LESSOR with respect thereto. Title to all lost Lease LNG shall pass from LESSOR to LESSEE at the time that a loss is determined.

13.	Proceeds from the Sale of Regasified Lease LNG. Upon the redelivery of regasified Lease LNG hereunder by LESSEE to LESSOR, LESSOR shall sell such Redelivery Quantity and remit the proceeds from such sales as provided herein. LESSOR shall pay LESSEE an amount equal to: (i) the actual sales proceeds received by LESSOR in reselling the Redelivery Quantity (including proceeds derived from the sale of liquids), determined by LESSOR in good faith; minus (ii) all third party costs incurred by LESSOR in respect to the receipt, delivery, and resale of the Redelivery Quantity to LESSOR’s resale customers including, without limitation, costs of conditioning and costs of transportation of the Redelivery Quantity including fuel and shrinkage (“Net Proceeds”). The remittance of the Net Proceeds by LESSOR to LESSEE, in conjunction with the final cumulative net proceeds of any price risk hedges, shall constitute full repayment of any and all funding amounts advanced by LESSEE to LESSOR pursuant to Paragraph 8. Any volumetric charges will be converted to a dollar basis in accordance with standard industry practice LESSEE shall reimburse LESSOR for any amounts that LESSOR is required to pay its resale customers, or any incremental costs incurred by LESSOR in keeping its resale customers whole, in either case arising as a result of LESSEE delivering to LESSOR on any day less than the Redelivery Quantity for any reason including any Event of Force Majeure that may occur upstream of the Delivery Point. Any such amounts owed by LESSEE hereunder shall be credited against the Net Proceeds or paid to LESSOR within ten (10) days of a receipt of an invoice therefor. LESSOR shall use commercially reasonable efforts to include force majeure terms in its resale contracts similar to those herein.

14.

Payments. Payment of the Lease Fee shall be made by LESSEE to LESSOR within ten (10) days following the receipt of each invoice prepared in reasonable detail by LESSOR, which invoice shall include the inspector’s report setting forth the quantity of LNG unloaded from each cargo containing Lease LNG at the Terminal along with such cargo’s compositional analysis. LESSEE shall remit the funding for the purchase and delivery of Lease LNG no later than one (1) business day prior to such payment becoming due for the account of LESSOR, or within a reasonable time period to establish credit support in the form of a letter of credit. LESSOR shall remit payment to LESSEE of the Net Proceeds from sales of the Redelivery Quantity no later than one (1) business day following the receipt of payment from counterparties to whom sales of such Redelivery Quantity were made. LESSEE shall reimburse LESSOR to the extent of settlements and all initial, variation, and maintenance margin and other credit assurances required to be paid for the establishment and maintenance of hedges, physical transportation, storage or sales, and LESSOR shall reimburse LESSEE to the extent of settlements and all initial, variation, and maintenance margin and other credit assurances returned or paid by counterparties for established hedges, both within one (1) business day of such payments becoming due from, or paid to, LESSOR. The threshold for payments due hereunder shall be $1,000,000 due to either Party.

15.	Notices and Other Matters. Any demand, statement, or notice required or permitted under this Agreement shall be in writing and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and addressed to the individual or department identified below, subject to either party changing its notice and contact information by prior written notice to the other party. Payments shall be sent by wire transfer or ACH to the designated account, or any different account set forth in an invoice, or if no account is specified, by check to the specified address for payment.

LESSOR:

General	Payments

Cheniere Marketing, Inc. 700 Milam St., Suite 800 Houston, TX 77002 Attn: Contract Administration	Bank: JPMorgan Chase, Houston, TX ABA: 021000021 Account No.: 716483896 For credit to Cheniere Marketing, Inc.

LESSEE:

Sabine Pass LNG, L.P. 700 Milam St., Suite 800 Houston, TX 77002 Attn: President

16.

Event of Force Majeure. Non-performance of any obligation hereunder, other than the obligation to pay amounts due hereunder or an indemnity obligation, shall be excused if prevented, in whole or part, by an occurrence of an Event of Force Majeure, but only for so long as performance is prevented by such Event of Force Majeure. The Party claiming excuse shall promptly advise the other Party of such Event of Force Majeure with full particulars and shall seek to remedy the occurrence with all reasonable dispatch by taking all measures that are commercially reasonable under the circumstances. The term “Event of Force Majeure” shall mean any event beyond the reasonable control of the Party claiming excuse including, without limitation, any event or occurrence involving an act of God; strikes, lockouts, or other industrial disturbances; wars; insurrections, riots, or other civil disturbances; landslides; lightning; earthquakes; fires; storms; hurricanes or threats of hurricanes; floods; governmental restraints or orders; failure, interruption, or curtailment of transportation or shipping; breakdown or damage to the equipment, machinery, or facilities at the Terminal or with respect to pipelines, ships, or tugs, delays or interruptions caused by pilots or Governmental Authorities having jurisdiction over the Terminal or the associated harbor, and any other event or occurrence beyond the reasonable control of the Party and not caused by the negligence of the Party. Notwithstanding anything herein to the contrary, the settlement of strikes, lockouts, or other industrial disputes shall be entirely within the discretion of the Party experiencing such situations, and nothing herein shall require such Party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.

17.	Notice of Event of Force Majeure. The Party whose performance is prevented by an Event of Force Majeure must provide notice to the other Party. Initial notice may be given orally; however, written notice with reasonably full particulars of the Event of Force Majeure is required as soon as reasonably possible. Upon providing written notice of the Event of Force Majeure to the other Party, the affected Party will be relieved of its obligation, from the onset of the Event of Force Majeure, to make or accept delivery of the Redelivery Quantity or Lease LNG, as applicable, to the extent affected by and for the duration of the Event of Force Majeure, and neither Party shall be deemed to have failed in such obligations to the other during such Event of Force Majeure.

18.	Governing Law. This Agreement shall be governed by, enforced, and construed in accordance with the laws of the State of Texas excluding any conflicts of law principles thereof. The Parties hereby irrevocably waive their right to a jury trial to the fullest extent permitted by law.

19.	Setoff. Neither Party shall have the right to setoff any amounts due from or owed to it hereunder against any amounts due from or owed to it hereunder or under other contracts between the Parties.

20.	Entire Agreement and Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof. No promises, agreements, or warranties not specifically set forth in this Agreement will be deemed to be a part hereof, nor will any alteration, amendment, or modification hereof be effective unless confirmed in writing.

21.	No Third Party. Beneficiaries Nothing in this Agreement shall be otherwise construed to create any duty to, or standard of care with reference to, or any liability to, any person other than a Party to this Agreement; provided, however, any indemnitee under this Agreement shall be a third party beneficiary solely with respect to the applicable indemnification.

22.	Counterpart Execution. This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until both Parties have executed a counterpart. Any documents to be provided by a Party to the other Party hereunder may sent by fax, PDF, or other electronic means capable of being received by the intended recipient, and each shall be considered to be an original of the document.

23.	Term and Termination. This Agreement shall become effective on the Effective Date and, unless terminated earlier pursuant to the other provisions hereof, shall remain in full force and effect until May 1, 2018 (“Term”). Either Party may terminate this Agreement during the Term upon ten (10) days prior written notice; provide, however that this Agreement will not terminate until any outstanding obligations remaining under this Agreement have been satisfactorily fulfilled by the Parties hereto.

24.	Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY PUNITIVE, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES ARISING FROM ITS PERFORMANCE OR FAILURE TO PERFORM HEREUNDER.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in multiple originals.

LESSEE SABINE PASS LNG, L.P.		LESSOR CHENIERE MARKETING, INC.

By:	/s/ R. Keith Teague	By:	/s/ David Thames

Name:	R. Keith Teague	Name:	David Thames

Title:	President	Title:	President

EXHIBIT “A”

FORM OF LEASE CONFIRMATION

This LEASE CONFIRMATION sets forth the relevant facts concerning the lease of LNG pursuant to the terms of the certain LNG LEASE AGREEMENT entered into on 24 June, 2008 by and between LESSEE and LESSOR. Capitalized terms used but not defined herein shall have the definition set forth therein.

1.	Projected delivery date:
2.	LNG vessel (if known):
3.	Source country of origin:
4.	Seller:
5.	Projected quantity (MMBtu):
6.	Projected HHV (Btu/scf):

LESSEE agrees to lease the LNG described above upon delivery at the Terminal pursuant to the terms of the Agreement.

LESSEE SABINE PASS LNG, L.P.

By:

Name:

Title:

Acknowledged and accepted:

LESSOR CHENIERE MARKETING, INC.

By:

Name:

Title:

EXHIBIT “B”

LNG CARGOES PURCHASED ON BEHALF OF LESSEE

BY LESSOR TO BE MADE SUBJECT TO THE AGREEMENT

1. The LNG Cargo acquired from Ras Laffan Liquefied Natural Gas Company Limited (II), loaded in Ras Laffan, Qatar aboard the “Al Gharaffa” and scheduled for delivery at the terminal on June 22, 2008.

2. The LNG Cargo acquired from Total Gas & Power Limited, loaded in Bonny Island, Nigeria aboard the “Trinity Arrow” and scheduled for delivery at the Terminal on June 24, 2008.